UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 25, 2005
Kennametal Inc.
(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania
(State or Other Jurisdiction of Incorporation)
1-5318                                  25-0900168
(Commission File Number) (IRS Employer Identification No.)
World Headquarters
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (724) 539-5000
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.01	Entry into a Material Definitive Agreement.
     On July 25, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) approved certain incentive compensation awards for certain individuals, including those executive officers of the Company that we expect to be included in our proxy statement related to the 2005 Annual Meeting of Shareowners and Cathy R. Smith (the “Named Executive Officers”). Additional information with respect to each of the Named Executive Officers will be set forth in the proxy statement for the 2005 Annual Meeting, to the extent such person is required to be included in the proxy statement.
     The Compensation Committee authorized the payment of annual incentive (i.e., bonus) awards under the Company’s Prime Bonus Plan and the Kennametal Inc. Stock and Incentive Plan of 2002 to employees of the Company, including the following payments to each of the Named Executive Officers (other than Cathy R. Smith) in respect of the year ended June 30, 2005 (“fiscal 2005”). Consistent with past practice, the annual incentive awards were determined and payments are made based on the Company’s financial performance during fiscal 2005 as measured against performance measures established in July of that fiscal year. The amount of bonus paid is based on an established percentage of base salary prorated depending upon performance results up to an established bonus maximum.

	FISCAL	ANNUAL INCENTIVE
NAME	YEAR	AWARD(1)
Markos I. Tambakeras	2005	$1,436,940

James R. Breisinger	2005	$360,125

Carlos M. Cardoso	2005	$750,827

Stanley B. Duzy, Jr.	2005	$373,250

Michael P. Wessner	2005	$284,400

(1)	For Messrs. Breisinger, Cardoso and Duzy, includes $72,025, $35,777, $74,650, respectively, of increased value of the bonus which was partially paid in capital stock or stock credits as elected by the individual under the Company’s Performance Bonus Stock Plan. Under that plan, an executive may elect to receive stock or stock credits in lieu of a cash bonus and any portion paid in stock or stock credits is increased by 25% of that value.
     Also, on July 25, 2005, the Board approved and adopted, subject to shareowner approval, the Kennametal Inc. Management Performance Bonus Plan (“Performance Bonus Plan”), which replaces the current Prime Bonus Plan. In connection with the Performance Bonus Plan, the Compensation Committee approved the fiscal 2006 bonus ranges for the Named Executive Officers based on target bonus levels pre-established by the Compensation Committee. The target bonus amount (as a percentage of 2006 base salary) for each of the Named Executive Officers is as follows: M. Tambakeras (100%), J. Breisinger (55%), C. Cardoso (75%), S. Duzy (55%), M. Wessner (55%) and C. Smith (60%). The Compensation Committee also approved the use of the following performance metrics under the Performance Bonus Plan for fiscal year 2006, which metrics are based on the target performance goals of the Company (or specific business unit) established by the Board for fiscal year 2006: Sales Growth, Earnings Per Share (or Earnings Before Interest and Taxes in the case of business unit performance) and Return on Invested Capital (or Return on Controllable Assets in the case of business unit performance). The actual bonuses earned by the Company’s Named Executive Officers are then determined by comparing the Company’s actual performance during fiscal year 2006 against the target performance goals for the above-mentioned metrics. The fiscal 2006 incentive bonus threshold and maximum amounts will range from 50% of the target bonus amount to 200% of the target bonus amount for the Company’s Named Executive Officers based on performance achievement of between 80% of target and 120% of target. No bonus is awarded if actual performance during fiscal year 2006 with respect to the above financial metrics is less than 80% of target.
     In addition, on July 25, 2005, the Compensation Committee established the fiscal 2006 long-term incentive bonus awards and performance criteria under the Kennametal Inc. Stock and Incentive Plan of 2002 for each of the Named Executive Officers. Payment of these awards is subject to, and contingent upon, achievement of the following three-year performance criteria (ending with the Company’s 2008 fiscal year) set by the Compensation Committee based on target performance goals of the Company established by the Board: Earnings Per Share and Return on Invested Capital. The fiscal 2006 incentive bonus threshold and maximum amounts will range from 50% of the specified target award to 200% of the specified target award for the Named Executive Officers based on performance goal achievement of between 80% of target and 120% of target. The specified target award (as a percentage of 2006 base salary) for each Named Executive Officer is as follows: M. Tambakeras (111%), J. Breisinger (70%), C. Cardoso (72%), S. Duzy (71%), M. Wessner (61%) and C. Smith (88%). Additionally, the following Named Executive Officers were granted long-term incentive bonus awards under the Kennametal Inc. Stock and Incentive Plan of 2002, for which no payments have yet been made, at the beginning of fiscal 2005 (July of 2004). Payment of these awards are subject to, and contingent upon, achievement of the following three-year performance criteria (ending with the Company’s 2007 fiscal year) set by the Compensation Committee based on target performance goals of the Company established by the Board: Earnings Per Share and Return on Invested Capital. The fiscal 2005 incentive bonus threshold and maximum amounts will range from 50% of the specified target award to 200% of the specified target award for the Named Executive Officers based on performance goal achievement of between 80% of target and 120% of target. The specified target award (as a percentage of 2005 base salary) for each Named Executive Officer (except Cathy R. Smith) is as follows: M. Tambakeras (105%), J. Breisinger (68%), C. Cardoso (59%), S. Duzy (67%) and M. Wessner (64%). No long-term bonus is paid under either award if actual performance during the applicable three-year period with respect to the above financial metrics is less than 80% of target.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNAMETAL INC.
Registrant

Date: July 28, 2005	By:	/s/ David W. Greenfield
David W. Greenfield
Vice President, Secretary and General Counsel